Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES REPORTS FOURTH QUARTER AND YEAR END 2010 RESULTS

2010 Fourth Quarter Revenues up 36%, Gross Margins Increase over 500%

Littleton, CO – March 25, 2011 – ADA-ES, Inc. (NASDAQ:ADES) (“ADA”) today announced financial results for the fourth quarter and year ended December 31, 2010.

OVERVIEW OF 2010 FOURTH QUARTER RESULTS

•	Total revenues increased 36% to $9.0 million.

•	Gross margin was $6.5 million, or 72% of revenues, up from $1.0 million, or 16% of revenues, due to higher margins and revenues associated with Refined Coal.

•

Net loss of $3.1 million, or $0.42 per diluted share, included $8.3 million of non-routine legal expenses associated with ongoing litigation, and a non-cash loss of $3.0 million from equity interest in ADA Carbon Solutions, LLC (“ADA-CS”).

•	ADA would have generated net income of $4.1 million or $0.55 per diluted share, excluding the above mentioned non-routine legal expenses and the loss relating to the equity interest in ADA-CS.

OVERVIEW OF 2010 RESULTS

•	Total revenues increased 11% to $22.3 million.

•	Gross margin grew to $13.7 million, or 61% of revenues, from $6.2 million, or 31% of revenues, due to higher margins and revenues associated with Refined Coal.

•

Net loss of $15.5 million, or $2.09 per diluted share, included $24.0 million of non-routine legal expenses associated with ongoing litigation, and a non-cash loss of $8.2 million from equity interest in ADA-CS.

•	ADA would have generated net income of $5.1 million or $0.69 per diluted share, excluding the above mentioned non-routine legal expenses and the loss relating to the equity interest in ADA-CS.

2010 AND 2011 YTD OPERATIONAL ACHIEVEMENTS

Dr. Michael D. Durham, President and CEO of ADA stated, “In 2010 and thus far in 2011, we achieved key milestones on several business fronts related to advancing our clean coal technology business objectives which encompass Refined Coal, Emissions Control and CO2 capture for coal-fired power plants. These achievements include:

•

The two Refined Coal facilities put into service by Clean Coal Solutions, LLC (“Clean Coal”), our 50:50 joint venture with NexGen Resources Corporation (“NexGen”), which qualifies for the Section 45 tax credits, commenced routine operations at the end of the 2010 second quarter, and generated over $10.0 million in revenues in 2010. These units are expected to operate for another nine years and at this rate could generate approximately $1.00 per share in earnings annually.

ADA-ES News Release

March 25, 2011

•

In December 2010, the Tax Extenders bill was signed extending the “in-service” date for the Section 45 facilities until January 2012. Clean Coal is currently fabricating six additional Refined Coal facilities that are scheduled for completion in May and June and is also targeting ten to twenty new prospects.

•

Our Development and License Agreement with Arch Coal, Inc. (“Arch”) in which we licensed, on an exclusive non-transferable basis, the use of certain of our technology to enhance coal by the application of additives. In addition to the $1.0 million cash infusion from Arch’s purchase of 143,885 shares of ADA, we also received a $2.0 million non-refundable license fee and will get paid up to $1.00 per ton based on the premium Arch receives from future sales of the enhanced coal product. Successful tests of the technology were conducted in the fourth quarter.

•

The Activated Carbon facility, operated by ADA-CS our joint venture with Energy Capital Partners (“ECP”) started commercial operation in May 2010. The facility is capable of producing 150 million pounds of Activated Carbon (“AC”) per year.

•

The award to ADA of the approximately $19.0 million contract by the U.S. Department of Energy (“DOE”) and industry partners to develop CO2 capture technology for coal-fired power plants and other industrial sources of CO2 emissions.

•	ADA’s $7.2 million receipt from the legal settlement with Calgon Carbon Corporation (“Calgon”) in the fourth quarter.”

RECENT INDUSTRY REGULATIONS AND EXPECTED IMPACT ON ADA

Dr. Durham continued, “Last week, the EPA issued the draft of the Mercury and Air Toxics Standards proposal (“Air Toxics Rule”), which will require reduction of mercury and other Hazardous Air Pollutants (“HAPs”) from 1,200 new and existing electricity generating units. ADA is well positioned to take advantage of these expanding market opportunities as a supplier of low-cost control emissions technologies for the three groups of HAPs with proposed emissions limits. In addition to mercury control, we also provide emission control systems for acid gases and condensable particulate matter.

“As a result of this rule, which is expected to be finalized in November of this year, we look forward to a substantial increase in demand for Activated Carbon Injection (“ACI”) equipment; AC; Refined Coal; and Enhanced Coal. The Air Toxics Rule also creates markets for dry sorbent injection (“DSI”) systems for capturing acid gases such as HCl and SO3 and condensable particulate matter.

“Two other rules finalized recently are also expanding the market for our technologies: Last month, EPA issued the final Industrial Boiler MACT (Maximum Achievable Control Technology) which requires smaller coal-fired boilers in the U.S. to reduce emissions of mercury and other pollutants. In August of 2010, EPA issued the final MACT rule for Cement Kilns, which could require ACI systems and AC for up to 90 cement kilns in the U.S. The Air Toxics Rule, the Industrial Boiler MACT and the Cement MACT require compliance within 36 months from the time of issuance. We’ve been anticipating all three rules for some time and have strategically positioned ADA for this expanding market.”

Refined Coal

Dr. Durham went on to say, “The two Refined Coal facilities put into service in December 2009 by Clean Coal were operational in the second half of 2010. We recognized $5.9 million in revenues in the fourth quarter and $10.4 million for the year on rental income from these two facilities. These facilities are expected to generate between $15.0 million to $20.0 million in revenues per year through 2019 and after deduction of NexGen’s 50% share, resulting in $7.0 million to $10.0 million in pre-tax cash flow and operating income, or nearly $1.00 per diluted share, for ADA through 2019. Refined Coal gross margin was 86% in 2010 versus a negative 30% for 2009 as most of the Refined Coal facilities’ operating costs are

ADA-ES News Release

March 25, 2011

expensed prior to our receipt of rental income. In the future, ADA expects routine gross margins in Refined Coal to be near 95%.”

He continued, “In December of 2010, Congress passed a one year extension to place in service additional Refined Coal facilities that could qualify for the Section 45 tax credits. We have ramped up our sales efforts and to date have met with utilities that represent a potential for over 30 million tons of Refined Coal per year. As a result of the positive reception that we have received from the market, we initiated the fabrication of six facilities, each capable of producing one to five million tons of Refined Coal per year and expect to build additional units in 2011 to meet the growing demand. Our schedule allows for fabrication of a total of 16 facilities before year-end. We anticipate installation and testing of the first units early in the summer with the potential for full operating contracts on some of the units in the third and fourth quarters. We expect additional demand for Refined Coal as a result of the Air Toxics Rule, which could triple our Refined Coal revenues and operating income with installation of as few as three additional systems.”

Emissions Control

Emissions Control revenues were $2.6 million in the fourth quarter and $9.8 million for the year, consisting of ACI system sales, consulting services, licensing fees from Arch Coal, and limited sales of flue gas chemicals. This compares to revenues of $3.7 million and $15.9 million for the 2009 fourth quarter and year, respectively. The decrease in revenues in this segment was primarily due to lower ACI system sales as the power industry postponed buying decisions until there was visibility on regulations; however, the revenue decrease in this segment was partially offset by increased consulting revenues as several ADA customers initiated evaluation studies to determine how best to respond to the pending regulations. For the near term, consulting services are expected to increase as a percentage of segment revenues as the industry seeks to analyze and evaluate the MACT regulations, and support activities for commercializing ADA’s technical breakthrough related to Powder River Basin (“PRB”) coal. The Company expects Emissions Control revenues to remain flat until such time as utilities, cement plants and industrial boilers begin procurement of equipment for the new and proposed MACT regulations.

To date, ADA has installed or is in the process of installing 47 ACI systems, and remains active in the bid and proposal process. As of December 31, 2010, ADA had contracts in progress for work related to this segment totaling approximately $2.9 million, and expects to recognize approximately 90% of this revenue in 2011, with the balance to be completed and realized in 2012.

Dr. Durham commented, “We are optimistic about the outlook for this segment as the Air Toxics Rule could create a demand for up to 500-700 new ACI systems over the next three years, which would be a market approximating $500 million. Our goal is to maintain our current market share for ACI systems of approximately 30% when the new rule is passed. We believe this market will start this year and we are already in discussions with some utilities about early fleet-wide procurement.

“These ACI systems will require approximately 800 million to one billion pounds of AC per year. In our joint venture, ADA-CS, the first AC production plant started up in the summer of 2010 in Red River, Louisiana and was operating on two of four furnaces. During the first quarter of this year, the third and fourth furnaces were commissioned and began producing AC. At full capacity with all four furnaces operating, the plant is capable of producing up to 150 million pounds of AC per year.

“Last year, we licensed a promising technology to Arch Coal that would enable them to treat their PRB coals at the mine resulting in lower emissions of mercury and other hazardous metals. The license provides the potential for ADA to receive up to $1.00 per ton of royalties on a premium pricing for the Enhanced Coal.

ADA-ES News Release

March 25, 2011

Arch Coal currently produces more than 100 million tons of PRB coal per year and we believe that the Air Toxics Rule will create a significant market for this Enhanced Coal product.”

CO2 Capture

CO2 Capture revenues were $466,000 and $2.1 million in the fourth quarter and for the year, respectively. As previously announced, ADA was awarded an approximately $19.0 million Phase II contract from the DOE (including contributions from industry partners) as the prime contractor for the continued development of clean coal technology to capture CO2 from coal-fired power plants and other industrial sources of CO2 emissions. In the fourth quarter of 2010, ADA commenced work on the contract which runs for 51 months and is expected to provide significant contributions to ADA’s revenues and margins during that period. ADA expects to recognize approximately $2.4 million from these contracts in 2011 and the balance from 2012 through 2014.

BALANCE SHEET HIGHLIGHTS – as of December 31, 2010

•	Cash and cash equivalents totaled $9.7 million, up from $1.5 million at year-end 2009.

•	Working capital was approximately $10.1 million.

•	ADA had no long-term debt.

•	ADA shareholder’s equity was approximately $11.4 million.

CONCLUDING REMARKS & 2011 OUTLOOK

Dr. Durham concluded, “In 2010, we made great progress in commercializing our emission control technologies across all three of our segments. Looking forward, our non-routine legal expenses should be lower in the first quarter of 2011, with a significant decline starting in the second quarter as the Norit arbitration reaches its final stage and with the Calgon matter now settled.

“The Air Toxics Rule as well as the Cement and Industrial Boiler MACTs are expected to expand our markets significantly over the next four years as utilities, cement producers and other manufacturers that burn coal take steps to comply with the new emission limits. We expect far better financial results in 2011 than 2010 due to reduced legal expenses, a full year of operation of our first two Refined Coal facilities, and CO2 contract revenues. In addition, 2011 revenues could be enhanced with the potential from new Refined Coal facilities and royalties from Arch’s Enhanced Coal. We are extremely enthusiastic about the Company’s opportunities, our market position, and our prospects for substantial near and longer term growth.”

Conference Call

Management will conduct a conference call focusing on the financial results and recent developments at 10:00 AM ET on Friday, March 25, 2011. Interested parties may participate in the call by dialing (877) 407-4019 (Domestic) or (201) 689-8337. Please call in 10 minutes before the call is scheduled to begin, and ask for the ADES call. The conference call will also be webcast live via the Investor Information section of ADA’s website at www.adaes.com. To listen to the live call please go the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions,

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March 25, 2011

maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection systems, mercury measurement instrumentation, and related services.

•	We are also a joint venture participant in ADA Carbon Solutions (“ADA-CS”), which has commenced operations at its state-of-the-art AC production facility.

•

Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

•

Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented refined coal technology, CyClean, to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release contains and the conference call referenced in this press release will include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include, but will not necessarily be limited to, statements or expectations regarding future contracts, projects, technologies, project funding, market share, tax credits, revenues, expenses and other financial measures; timelines for our projects and anticipated regulations and legislation and expected impact on our markets and the services and equipment we provide; ability of ADA to take advantage of expanded markets and opportunities; production levels at our Refined Coal facilities and ADA-CS’s new AC plant; future supply and demand; existing legal proceedings; and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws and regulations, government funding, prices, economic conditions and market demand; timing and impact of new and pending laws and regulations and any legal challenges to them; negative outcomes in our legal proceedings; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical and operational difficulties; inability to commercialize our technologies on favorable terms; additional risks related to ADA-CS including lack of continued funding, demand of payment on existing loans and other obligations, inability to obtain necessary permits, our lack of control of ADA-CS and further dilution of our interest; additional risks related to Clean Coal including failure of its leased facilities to continue to produce coal which qualifies for IRS Section 45 tax credits, termination of the leases for such facilities, decreases in the production of Refined Coal and failure to build additional RC facilities to meet the recently extended placed-in-service date; our inability to come to terms with industry partners in our DOE CO2 capture technology project; availability of raw materials and equipment for our businesses; loss of key personnel; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on our forward-looking statements and to consult filings we make with the SEC for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contacts:
ADA-ES, Inc.	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303) 734-1727	Melissa Dixon
www.adaes.com	(212) 836-9613
MDixon@equityny.com
Linda Latman
(212) 836-9609
LLatman@equityny.com

See Accompanying Tables

ADA-ES News Release

March 25, 2011

ADA-ES, Inc. and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands)

(Unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2010	2009	2010	2009
Revenues:
Emission control	$2,610	$3,705	$9,825	$15,947
CO2 capture	466	458	2,073	1,526
Refined coal	5,892	2,434	10,383	2,588

Total revenues	8,968	6,597	22,281	20,061

Cost of Revenues:
Emission control	1,752	2,304	6,107	9,544
CO2 capture	467	426	1,066	969
Refined coal	270	2,837	1,440	3,357

Total cost of revenues	2,489	5,567	8,613	13,870

Gross Margin	6,479	1,030	13,668	6,191

Other Costs and Expenses:
General and administrative	11,565	3,262	32,790	16,745
Research and development	272	144	911	709
Depreciation and amortization	78	160	917	577

Total expenses	11,915	3,566	34,618	18,031

Operating Loss	(5,436)	(2,536)	(20,950)	(11,840)

Other Income (Expense):
Interest and other income	484	9	2,494	34
Settlement of litigation, net	6,072	0	6,072	0
Equity in net loss of unconsolidated entities	(2,899)	(491)	(8,037)	(3,243)

Total other income (expense)	3,657	(482)	529	(3,209)

Loss From Continuing Operations Before Income Tax and Non-controlling Interest	(1,779)	(3,018)	(20,421)	(15,049)

Income Tax Benefit	1,375	1,235	8,564	5,546

Net Loss Before Non-controlling Interest	(404)	(1,783)	(11,857)	(9,503)

Non-controlling Interest	(2,713)	500	(3,613)	732

Net Loss Attributable to ADA-ES, Inc.	($3,117)	($1,283)	($15,470)	($8,771)

Net loss Per Common Share Basic and Diluted – Attributable to ADA-ES, Inc.	($0.42)	($0.18)	($2.09)	($1.26)

Weighted Average Common Shares Outstanding	7,494	7,070	7,393	6,973

Weighted Average Diluted Common Shares Outstanding	7,494	7,070	7,393	6,973

See accompanying notes to Company’s Form 10K.

ADA-ES News Release

March 25, 2011

ADA-ES, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands)

	December 31,
CURRENT ASSETS:	2010	2009
Cash and cash equivalents	$9,696	$1,456
Receivables, net of allowance for doubtful accounts of $10 and $17, respectively	9,066	5,812
Investment in securities	505	400
Note receivable	1,580	0
Assets held for resale and inventory	9	2,059
Prepaid expenses and other	594	1,110

Total current assets	21,450	10,837

PROPERTY AND EQUIPMENT, at cost	8,041	3,100
Less accumulated depreciation and amortization	(3,235)	(2,252)

Net property and equipment	4,806	848

GOODWILL	435	435
INTANGIBLE ASSETS, net of $71 and $61 in amortization, respectively	260	229
INVESTMENT IN UNCONSOLIDATED ENTITIES	14,021	21,776
DEFERRED TAXES AND OTHER ASSETS	15,696	6,842

TOTAL ASSETS	$56,668	$40,967

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,646	$5,312
Accrued payroll and related liabilities	1,852	578
Deferred revenue	5,639	1,452
Accrued expenses and other liabilities	244	1,306

Total current liabilities	11,381	8,648

LONG-TERM LIABILITIES:
Accrued indemnity (Notes 6 and 9)	27,411	6,822
Accrued warranty and other	4,432	1,146

Total liabilities	43,224	16,616

COMMITMENTS AND CONTINGENCIES (Notes 6, 7 and 9)

STOCKHOLDERS’ EQUITY:
ADA-ES, Inc. stockholders’ equity
Preferred stock; 50,000,000 shares authorized, none outstanding	—	—
Common stock; no par value, 50,000,000 shares authorized, 7,538,861 and 7,093,931 shares issued and outstanding	39,627	37,000
Accumulated deficit	(28,218)	(12,748)

Total ADA-ES, Inc. stockholders’ equity	11,409	24,252
Non-controlling interest	2,035	99

TOTAL STOCKHOLDERS’ EQUITY	13,444	24,351

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$56,668	$40,967

See accompanying notes to Company’s Form 10K.